Exhibit 99.1
Jake Elguicze
Treasurer and Vice President of Investor Relations
610-948-2836

FOR IMMEDIATE RELEASE      April 30, 2015

TELEFLEX REPORTS FIRST QUARTER 2015 RESULTS AND REAFFIRMS 2015 GUIDANCE

First Quarter Revenues of $429.4 million, down 2.1% over prior year period; up 5.2% on Constant Currency Basis

First Quarter GAAP Diluted EPS of $0.83, up 7.8% over the prior year period

First Quarter Adjusted Diluted EPS of $1.30, up 6.6% over the prior year period

2015 Constant Currency Revenue and Adjusted Diluted EPS Guidance Reaffirmed

Wayne, PA -- Teleflex Incorporated (NYSE: TFX) (the “Company”) today announced financial results for the first quarter ended March 29, 2015.

First quarter net revenues were $429.4 million, a decrease of 2.1% over the first quarter 2014. Excluding the impact of foreign currency fluctuations, first quarter net revenues increased 5.2% over the year ago quarter.

First quarter GAAP diluted earnings per share from continuing operations increased 7.8% to $0.83, as compared to $0.77 in the prior year period. First quarter adjusted diluted earnings per share from continuing operations increased 6.6% to $1.30, compared to $1.22 in the prior year period.

“2015 is off to a good start from an operating perspective and slightly ahead of our initial expectations,” said Benson Smith, Chairman, President and Chief Executive Officer. “We generated solid, mid-single digit constant currency revenue growth, and continued to expand gross and operating margins. In addition, during the first quarter, the Company achieved a significant milestone in our strategy of advancing minimally invasive surgery with the first laparoscopic procedure using Teleflex’s Percuvance™ Percutaneous Surgical System in a large U.S. hospital system. Based on our first quarter results, Teleflex remains on target to achieve our previously provided constant currency revenue growth and adjusted diluted earnings per share guidance for 2015.”

FIRST QUARTER NET REVENUE BY SEGMENT AND GEOGRAPHY

Vascular North America first quarter net revenues were $67.9 million, an increase of 8.7% compared to the first quarter 2014. Excluding the impact of foreign currency fluctuations, first quarter net revenues increased 9.2% compared to the year ago quarter. The increase in constant currency revenue was largely due to higher sales volume of existing products.

Surgical North America first quarter net revenues were $38.1 million, an increase of 8.0% compared to the first quarter 2014. Excluding the impact of foreign currency fluctuations, first quarter net revenues increased 9.4% compared to the year ago quarter. The increase in constant currency revenue was largely due to price increases, new product sales, MiniLap product sales and higher sales volume of existing products.

Anesthesia/Respiratory North America first quarter net revenues were $55.4 million, an increase of 1.2% compared to the first quarter 2014. Excluding the impact of foreign currency fluctuations, first quarter net revenues increased 1.6% compared to the year ago quarter. The increase in constant currency revenue was largely due to new product sales.

EMEA first quarter net revenues were $129.3 million, a decrease of 14.0% compared to the first quarter 2014. Excluding the impact of foreign currency fluctuations, first quarter net revenues increased 2.2% compared to the year ago quarter. The increase in constant currency revenue was largely due to higher sales volume of existing products and new product sales.

Asia first quarter net revenues were $48.5 million, a decrease of 2.2% compared to the first quarter 2014. Excluding the impact of foreign currency fluctuations, first quarter net revenues increased 7.0% compared to the year ago quarter. The increase in constant currency revenue was largely due to product sales resulting from the acquisitions of Mayo Healthcare Pty Ltd. and Human Medics Co. Ltd., price increases and new product sales, somewhat offset by lower sales volume of existing products.

OEM and Development Services (“OEM”) first quarter net revenues were $34.7 million, an increase of 4.6% compared to the first quarter 2014. Excluding the impact of foreign currency fluctuations, first quarter net revenues increased 8.2% compared to the year ago quarter. The increase in constant currency revenue was largely due to higher sales volume of existing products and new product sales.

	Three Months Ended		% Increase/ (Decrease)
	March 29, 2015	March 30, 2014	Constant Currency	Foreign Currency		Total Change
	(Dollars in millions)
Vascular North America	$67.9	$62.5	9.2%	(0.5%	)	8.7%
Surgical North America	38.1	35.2	9.4%	(1.4%	)	8.0%
Anesthesia/Respiratory North America	55.4	54.7	1.6%	(0.4%	)	1.2%
EMEA	129.3	150.2	2.2%	(16.2%	)	(14.0%	)
Asia	48.5	49.6	7.0%	(9.2%	)	(2.2%	)
OEM	34.7	33.2	8.2%	(3.6%	)	4.6%
All Other	55.5	53.1	6.0%	(1.3%	)	4.7%
Total	$429.4	$438.5	5.2%	(7.3%	)	(2.1%	)

OTHER FINANCIAL HIGHLIGHTS AND KEY PERFORMANCE METRICS

Depreciation expense, amortization of intangible assets and deferred financing costs for the first three months of 2015 aggregated $29.9 million compared to $31.4 million for the prior year period.

Cash and cash equivalents at March 29, 2015 were $308.8 million compared to $303.2 million at December 31, 2014.

Net accounts receivable at March 29, 2015 were $284.8 million compared to $273.7 million at December 31, 2014.

Net inventories at March 29, 2015 were $338.7 million compared to $335.6 million at December 31, 2014.

Net debt obligations at March 29, 2015 were $825.8 million compared to $801.4 million at December 31, 2014.

2015 OUTLOOK

The Company reaffirmed its full year 2015 financial estimates as follows:

The Company continues to estimate that constant currency revenue growth will be between 4% and 6%. On a GAAP basis, revenues are expected to be flat to down 2% versus the prior year due to the unfavorable impact of foreign currency fluctuations.

The Company also continues to estimate that adjusted diluted earnings per share from continuing operations will be between $6.10 and $6.35, representing an increase of 6.3% to 10.6% over the prior year. Previously, the Company expected foreign currency fluctuations to negatively impact adjusted earnings per share in 2015 by approximately 14%. Our current expectation reflects that foreign currency fluctuations will negatively impact adjusted earnings per share in 2015 by approximately 15%. The Company has updated its full year 2015 GAAP diluted earnings per share from continuing operations range from $4.22 to $4.37 to a range of $4.13 to $4.28.

FORECASTED 2015 CONSTANT CURRENCY REVENUE GROWTH RECONCILIATION

	Low	High

Forecasted 2015 GAAP revenue growth	(2)%	—

Estimated impact of foreign currency fluctuations	6%	6%

Forecasted 2015 constant currency revenue growth	4%	6%

FORECASTED 2015 ADJUSTED EARNINGS PER SHARE RECONCILIATION

	Low	High

Diluted earnings per share attributable to common shareholders	$4.13	$4.28

Restructuring, impairment charges and special items, net of tax	$0.90	$0.95

Intangible amortization expense, net of tax	$0.90	$0.95

Amortization of debt discount on convertible notes, net of tax	$0.17	$0.17

Adjusted diluted earnings per share	$6.10	$6.35

CONFERENCE CALL WEBCAST AND ADDITIONAL INFORMATION

As previously announced, Teleflex will comment on its financial results on a conference call to be held today at 8:00 a.m. (ET). The call will be available live and archived on the company’s website at www.teleflex.com and the accompanying presentation will be posted prior to the call. An audio replay will be available until May 7, 2015 at 11:59pm (ET), by calling 888-286-8010 (U.S./Canada) or 617-801-6888 (International), Passcode: 72082025.

ADDITIONAL NOTES

Constant currency revenue growth excludes the impact of translating the results of international subsidiaries at different currency exchange rates from period to period.

Certain financial information is presented on a rounded basis, which may cause minor differences.

Segment results and commentary exclude the impact of discontinued operations.

NOTES ON NON-GAAP FINANCIAL MEASURES

This press release includes certain non-GAAP financial measures, which include:

Adjusted diluted earnings per share. This measure excludes, depending on the period presented (i) the effect of charges associated with our restructuring programs; (ii) losses and other charges, including acquisition and integration costs, charges related to facility consolidations, and charges related to contingent consideration liabilities, net of specified reversals, including a reversal of liabilities related to certain contingent consideration arrangements during the quarter ended March 31, 2014; (iii) amortization of the debt discount on the Company’s convertible notes; (iv) intangible amortization expense; and (v) tax benefits resulting from the resolution of, or expiration of the statute of limitations with respect to, prior years’ tax matters. In addition, the calculation of diluted shares within adjusted earnings per share gives effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of the Company’s senior subordinated convertible notes (under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares).

Constant currency revenue growth. This measure excludes the impact of translating the results of international subsidiaries at different currency exchange rates from period to period.

Management believes these measures are useful to investors because they eliminate items that do not reflect Teleflex’s day-to-day operations. In addition, management believes that the calculation of non-GAAP diluted shares is useful to investors because it provides insight into the offsetting economic effect of the convertible note hedge against conversions of the convertible notes. Management uses these financial measures for internal managerial purposes, when publicly providing guidance on possible future results, and to assist in our evaluation of period-to-period comparisons. These financial measures are presented in addition to results presented in accordance with generally accepted accounting principles (“GAAP”) and should not be relied upon as a substitute for GAAP financial measures. Tables reconciling historical adjusted diluted earnings per share to historical GAAP earnings per share are set forth below. Tables reconciling constant currency net revenues to GAAP net revenues and reconciling forecasted non-GAAP measures to the most directly comparable forecasted GAAP measures are set forth above.

RECONCILIATION OF CONSOLIDATED STATEMENT OF INCOME ITEMS
Dollars in millions, except per share amounts

Quarter Ended – March 29, 2015
	Cost of goods sold	Selling, general and administrative expenses	Restructuring and other impairment charges	Interest expense, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$206.8	$139.7	$4.4	$17.0	$9.3	$39.1	$0.83	47,295
Adjustments
Restructuring and other impairment charges	—	—	4.4	—	1.6	2.8	$0.06	—
Losses and other charges (A)	2.1	0.9	—	—	0.8	2.2	$0.05	—
Amortization of debt discount on convertible notes	—	—	—	3.2	1.2	2.0	$0.04	—
Intangible amortization expense	—	14.7	—	—	3.8	11.0	$0.23	—
Tax adjustment (B)	—	—	—	—	(0.20)	0.2	—	—
Shares due to Teleflex under note hedge (C)	—	—	—	—	—	—	$0.09	(3,056)
Adjusted basis	$204.7	$124.0	—	$13.8	$16.5	$57.3	$1.30	44,239
Quarter Ended – March 30, 2014
	Cost of goods sold	Selling, general and administrative expenses	Restructuring and other impairment charges	Interest expense, net	Income taxes	Net income (loss) attributable to common shareholders from continuing operations	Diluted earnings per share available to common shareholders	Shares used in calculation of GAAP and adjusted earnings per share
GAAP Basis	$217.4	$140.3	$7.8	$15.2	$8.5	$35.1	$0.77	45,749
Adjustments
Restructuring and other impairment charges	—	—	7.8	—	1.1	6.7	$0.15	—
Losses and other charges (A)	—	(0.10)	—	—	0.8	(0.90)	($0.020)	—
Amortization of debt discount on convertible notes	—	—	—	3.0	1.1	1.9	$0.04	—
Intangible amortization expense	—	16.0	—	—	5.5	10.5	$0.23	—
Tax adjustment (B)	—	—	—	—	0.2	(0.20)	—	—
Shares due to Teleflex under note hedge (C)	—	—	—	—	—	—	$0.06	(2,450)
Adjusted basis	$217.4	$124.4	—	$12.2	$17.2	$53.0	$1.22	43,299

(A) In 2015, losses and other charges include approximately $1.9 million, net of tax, or $0.04 per share, related to acquisition and integration costs, and charges related to facility consolidations; and approximately $0.3 million, net of tax, or $0.01 per share, related to contingent consideration liabilities. In 2014, losses and other charges include approximately $1.4 million, net of tax, or $0.03 per share, related to acquisition and integration costs; reversals included approximately $2.3 million, net of tax, or ($0.05) per share, related to the reversal of contingent consideration liabilities.

(B) The tax adjustment represents a net benefit resulting from the resolution of, or the expiration of statute of limitations with respect to various prior years’ U.S. federal, state and foreign tax matters.

(C) Adjusted diluted shares are calculated by giving effect to the anti-dilutive impact of the Company’s convertible note hedge agreements, which reduce the potential economic dilution that otherwise would occur upon conversion of our senior subordinated convertible notes. Under GAAP, the anti-dilutive impact of the convertible note hedge agreements is not reflected in diluted shares.

RECONCILIATION OF NET DEBT OBLIGATIONS

	March 29, 2015	December 31, 2014
	(Dollars in thousands)
Note payable and current portion of long term borrowings	$401,565	$368,401

Long term borrowings	700,000	700,000

Unamortized debt discount	32,981	36,197

Total debt obligations	1,134,546	1,104,598

Less: cash and cash equivalents	308,759	303,236

Net debt obligations	$825,787	$801,362

ABOUT TELEFLEX INCORPORATED

Teleflex is a leading global provider of specialty medical devices for a range of procedures in critical care and surgery. Our mission is to provide solutions that enable healthcare providers to improve outcomes and enhance patient and provider safety. Headquartered in Wayne, PA, Teleflex employs approximately 12,200 people and serves healthcare providers worldwide. For additional information about Teleflex please refer to www.teleflex.com.

CAUTION CONCERNING FORWARD-LOOKING INFORMATION

This press release contains forward-looking statements, including, but not limited to, forecasted 2015 GAAP and constant currency revenue growth and GAAP and adjusted diluted earnings per share. Actual results could differ materially from those in the forward-looking statements due to, among other things, conditions in the end markets we serve, customer reaction to new products and programs, our ability to achieve sales growth, price increases or cost reductions; changes in the reimbursement practices of third party payors; our ability to realize efficiencies and to execute on our strategic initiatives; changes in material costs and surcharges; market acceptance and unanticipated difficulties in connection with the introduction of new products and product line extensions; product recalls; unanticipated difficulties in connection with the consolidation of manufacturing and administrative functions, including as a result of difficulties with various employees, labor representatives or regulators; the loss of skilled employees in connection with such initiatives; unanticipated difficulties, expenditures and delays in complying with government regulations applicable to our businesses; the impact of government healthcare reform legislation; our ability to meet our debt obligations; changes in general and international economic conditions including fluctuations in foreign currency exchange rates; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2014.

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	March 29, 2015	March 30, 2014
	(Dollars and shares in thousands, except per share)

Net revenues	$429,430	$438,546
Cost of goods sold	206,793	217,387
Gross profit	222,637	221,159
Selling, general and administrative expenses	139,697	140,297
Research and development expenses	12,884	14,062
Restructuring and other impairment charges	4,448	7,780
Income from continuing operations before interest and taxes	65,608	59,020
Interest expense	17,172	15,404
Interest income	(169)	(187)
Income from continuing operations before taxes	48,605	43,803
Taxes on income from continuing operations	9,332	8,534
Income from continuing operations	39,273	35,269
Operating loss from discontinued operations	(499)	(25)
Taxes on loss from discontinued operations	204	100
Loss from discontinued operations	(703)	(125)
Net income	38,570	35,144
Less: Income from continuing operations attributable to noncontrolling interest	218	186
Net income attributable to common shareholders	$38,352	$34,958

Earnings per share available to common shareholders:
Basic:
Income from continuing operations	$0.94	$0.85
Loss from discontinued operations	(0.02)	—
Net income	$0.92	$0.85

Diluted:
Income from continuing operations	$0.83	$0.77
Loss from discontinued operations	(0.02)	(0.01)
Net income	$0.81	$0.76

Dividends per share	$0.34	$0.34

Weighted average common shares outstanding:
Basic	41,469	41,262
Diluted	47,295	45,749

Amounts attributable to common shareholders:
Income from continuing operations, net of tax	$39,055	$35,083
Loss from discontinued operations, net of tax	(703)	(125)
Net income	$38,352	$34,958

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 29, 2015	December 31, 2014

	(Dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$308,759	$303,236
Accounts receivable, net	284,827	273,704
Inventories, net	338,736	335,593
Prepaid expenses and other current assets	40,935	35,697
Prepaid taxes	33,993	40,256
Deferred tax assets	56,562	57,301
Assets held for sale	6,959	7,422
Total current assets	1,070,771	1,053,209
Property, plant and equipment, net	310,106	317,435
Goodwill	1,293,506	1,323,553
Intangible assets, net	1,183,549	1,216,720
Investments in affiliates	734	1,150
Deferred tax assets	1,119	1,178
Other assets	63,810	64,010
Total assets	$3,923,595	$3,977,255

LIABILITIES AND EQUITY
Current liabilities
Current borrowings	$401,565	$368,401
Accounts payable	75,310	64,100
Accrued expenses	71,905	72,383
Current portion of contingent consideration	7,462	11,276
Payroll and benefit-related liabilities	66,324	85,442
Accrued interest	12,855	9,169
Income taxes payable	17,558	13,768
Other current liabilities	11,446	10,360
Total current liabilities	664,425	634,899
Long-term borrowings	700,000	700,000
Deferred tax liabilities	426,768	451,541
Pension and postretirement benefit liabilities	162,595	167,241
Noncurrent liability for uncertain tax positions	49,334	50,884
Other liabilities	59,871	58,991
Total liabilities	2,062,993	2,063,556
Commitments and contingencies
Total common shareholders’ equity	1,857,933	1,911,309
Noncontrolling interest	2,669	2,390
Total equity	1,860,602	1,913,699
Total liabilities and equity	$3,923,595	$3,977,255

TELEFLEX INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 29, 2015	March 30, 2014
	(Dollars in thousands)
Cash Flows from Operating Activities of Continuing Operations:
Net income	$38,570	$35,144
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations	703	125
Depreciation expense	10,915	11,580
Amortization expense of intangible assets	14,740	16,019
Amortization expense of deferred financing costs and debt discount	4,195	3,814
Changes in contingent consideration	382	(2,371)
Stock-based compensation	3,832	3,074
Deferred income taxes, net	1,085	3,515
Other	(4,294)	(3,105)
Changes in operating assets and liabilities, net of effects of acquisitions and disposals:
Accounts receivable	(21,906)	5,966
Inventories	(14,578)	(7,473)
Prepaid expenses and other current assets	(4,756)	(6,027)
Accounts payable and accrued expenses	3,819	(16,129)
Income taxes receivable and payable, net	9,651	(2,214)
Net cash provided by operating activities from continuing operations	42,358	41,918

Cash Flows from Investing Activities of Continuing Operations:
Expenditures for property, plant and equipment	(14,445)	(12,109)
Proceeds from sale of assets and investments	—	1,669
Payments for businesses and intangibles acquired, net of cash acquired	(7,375)	(28,991)
Investment in affiliates	—	(60)
Net cash used in investing activities from continuing operations	(21,820)	(39,491)

Cash Flows from Financing Activities of Continuing Operations:
Proceeds from long-term borrowings	30,000	—
Repayment of long-term borrowings	(52)	—
Debt extinguishment, issuance and amendment fees	—	(90)
Net proceeds from share based compensation plans and the related tax impacts	(289)	323
Payments for contingent consideration	(3,989)	—
Dividends	(14,118)	(14,051)
Net cash provided by (used in) financing activities from continuing operations	11,552	(13,818)

Cash Flows from Discontinued Operations:
Net cash used in operating activities	(1,126)	(1,167)
Net cash used in discontinued operations	(1,126)	(1,167)

Effect of exchange rate changes on cash and cash equivalents	(25,441)	2,223
Net decrease in cash and cash equivalents	5,523	(10,335)
Cash and cash equivalents at the beginning of the period	303,236	431,984
Cash and cash equivalents at the end of the period	$308,759	$421,649